EXHIBIT 99.1

News Corporation

NEWS RELEASE

For Immediate Release	Contact: Media – Andrew Butcher 212-852-7070 Investors – Reed Nolte 212-852-7092

News Corporation Settles Litigation Regarding

Stockholder Rights Plan

NEW YORK, NY, April 13, 2006 – News Corporation today announced that it had settled a lawsuit regarding its stockholder rights plan.

The settlement has been approved unanimously by the News Corporation Board of Directors and the plaintiffs and is subject to approval by the Delaware Court of Chancery.

Under the terms of the agreement, the trial and all remaining proceedings in the litigation will be postponed pending a stockholder vote on a rights plan to be held at News Corporation’s annual stockholders meeting in October 2006.

If stockholders vote in favor of the rights plan, the litigation will be dismissed. If stockholders vote against the plan, the company has the right to treat the vote as advisory and proceed with the litigation.

At the October stockholders meeting, an extension of the existing rights plan to October 2008 will be proposed, with the company having the right to extend for one year if the situation with Liberty Media, which led to the adoption of the rights plan, remains unresolved. If the stockholders vote in favor of the rights plan, then at the expiration of the existing stockholder rights plan or any other rights plan, the company may adopt subsequent rights plans of one-year duration without shareholder approval, subject to interim periods of nine months between plans. If during or prior to any interim period, any stockholder acquires 5 percent or more of News Corporation’s voting stock, offers to purchase voting stock or assets that would result in their owning 30 percent or more of News Corporation’s voting stock or assets, or in certain other circumstances, the company may immediately adopt a new rights plan of one-year duration. The company may, of course, also adopt new rights plans or extend existing rights plans of unlimited duration with shareholder approval.

The settlement agreement will be attached to a Form 8-K to be filed by the company with the Securities and Exchange Commission. The company has agreed to pay the plaintiffs’ attorneys fees and expenses in the litigation.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of December 31, 2005 of approximately US$55 billion and total annual revenues of approximately US$24 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.

1211 AVENUE OF THE AMERICAS · NEW YORK, NEW YORK 10036 · newscorp.com